Exhibit 99.1

Kinsale Capital Group, Inc. Reports 2019 First Quarter Results
Richmond, VA, May 2, 2019-Kinsale Capital Group, Inc. (NASDAQ:KNSL) reported net income of $18.7 million, $0.86 per diluted share, for the first quarter of 2019 compared to $7.3 million, $0.34 per diluted share, for the first quarter of 2018. Net operating earnings(1) were $13.8 million, $0.64 per diluted share, for the first quarter of 2019 compared to $8.2 million, $0.38 per diluted share, for the first quarter of 2018.
Highlights for the first quarter of 2019 included:

•	Net income increased by 156.9% compared to the first quarter of 2018

•	Net operating earnings(1) of $13.8 million increased by 68.6% compared to the first quarter of 2018

•	32.5% growth in gross written premiums to $84.6 million compared to the first quarter of 2018

•	39.8% increase in net investment income to $4.5 million compared to the first quarter of 2018

•	Underwriting income(1) of $12.1 million in the first quarter of 2019, resulting in a combined ratio of 80.3%

•	20.0% annualized operating return on equity(1) for the three months ended March 31, 2019.

(1) See discussion of "Non-GAAP Financial Measures" below.
"Premiums increased by 32.5% in the first quarter of 2019 over last year driven by our strategy of disciplined underwriting and low costs combined with a favorable and improving E&S market. We posted a combined ratio of 80.3% and an annualized operating return on equity of 20.0%. These results represent a strong start to the year and we look forward to building on this momentum throughout 2019,” said President and Chief Executive Officer, Michael P. Kehoe.
Results of Operations
Underwriting Results
Gross written premiums were $84.6 million for the three months ended March 31, 2019 compared to $63.8 million for the three months ended March 31, 2018, an increase of 32.5%. The increase in gross written premiums in the first quarter 2019 over the same period last year was due to strong growth in broker submissions across substantially all lines of business.
Underwriting income(2) was $12.1 million, resulting in a combined ratio of 80.3%, for the first quarter of 2019, compared to $6.8 million, and a combined ratio of 85.9% for the same period last year. The increase in underwriting income(2) was due primarily to higher favorable development on loss reserves from prior accident years and growth in the business quarter over quarter. Loss and expense ratios were 54.9% and 25.4%, respectively, for the three months ended March 31, 2019 compared to 60.1% and 25.8% for the three months ended March 31, 2018. Results for the first quarters of 2019 and 2018 included favorable development on loss reserves from prior accident years of $6.4 million, or 10.4 points, and $1.3 million, or 2.7 points, respectively.

Summary of Operating Results
The Company’s operating results for the three months ended March 31, 2019 and 2018 are summarized as follows:

	Three Months Ended March 31,
	2019	2018
	($ in thousands)
Gross written premiums	$84,626	$63,847
Ceded written premiums	(11,559)	(8,756)
Net written premiums	$73,067	$55,091

Net earned premiums	$61,491	$48,061
Losses and loss adjustment expenses	33,732	28,899
Underwriting, acquisition and insurance expenses	15,616	12,398
Underwriting income(2)	$12,143	$6,764

Loss ratio	54.9%	60.1%
Expense ratio	25.4%	25.8%
Combined ratio	80.3%	85.9%

Annualized return on equity(3)	27.1%	12.2%
Annualized operating return on equity(4)	20.0%	13.7%

(2)	Underwriting income is a non-GAAP financial measure. See discussion of "Non-GAAP Financial Measures" below.

(3)	Annualized return on equity is net income expressed on an annualized basis as a percentage of average beginning and ending stockholders’ equity during the period.

(4)
Annualized operating return on equity is net operating earnings, a non-GAAP financial measure, expressed on an annualized basis as a percentage of average stockholders’ equity during the period. See discussion of "Non-GAAP Financial Measures" below.

The following table summarizes losses incurred for the current accident year and the development of prior accident years for the three months ended March 31, 2019 and 2018:

	Three Months Ended March 31, 2019		Three Months Ended March 31, 2018
	Losses and Loss Adjustment Expenses	% of Earned Premiums	Losses and Loss Adjustment Expenses	% of Earned Premiums
Loss ratio:	($ in thousands)
Current accident year	$40,098	65.2%	$30,183	62.8%
Current accident year - catastrophe losses	30	0.1%	—	—%
Effect of prior accident year development	(6,396)	(10.4)%	(1,284)	(2.7)%
Total	$33,732	54.9%	$28,899	60.1%

Investment Results
The Company’s net investment income was $4.5 million in the first quarter of 2019 compared to $3.2 million in the first quarter of 2018, an increase of 39.8%. The Company’s investment portfolio, excluding cash and cash equivalents, had an annualized gross investment return(5) of 3.2% for the three months ended March 31, 2019 compared to 2.7% for the three months ended March 31, 2018. Funds are generally invested conservatively in high quality securities, including government agency, asset and mortgage-backed securities, municipal and corporate bonds with an average credit quality of "AA." The weighted average duration of the fixed-maturity investment portfolio, including cash equivalents, was 3.9 years at March 31, 2019 and December 31, 2018. Cash and invested assets totaled $708.1 million at March 31, 2019 compared to $643.1 million at December 31, 2018.

(5)
Gross investment return is investment income from fixed-maturity and equity securities, before any deductions for fees and expenses, expressed as a percentage of average beginning and ending balances of those investments during the period.

Other
Total comprehensive income, which includes the change in after-tax unrealized gains and losses from the Company’s available-for-sale investments, was $25.5 million for the first quarter of 2019 compared to $2.4 million for the first quarter of 2018. The increase in total comprehensive income was principally due to an increase in the fair value of Company's fixed-maturity investments, which was mostly attributable to a declining interest rate environment during the quarter.
Stockholders' equity was $288.9 million at March 31, 2019, compared to $264.0 million at December 31, 2018. Annualized operating return on equity was 20.0% for the first quarter of 2019, an increase from 13.7% for the first quarter of 2018, which was attributable to favorable development on loss reserves from prior accident years and growth in the business quarter over quarter.
The effective tax rates for the three months ended March 31, 2019 and 2018 were 17.9% and 17.3%. The effective tax rates were lower than the federal statutory rate of 21% due to the tax benefits from the exercise of stock options and from income generated by certain tax-advantaged investments.
Non-GAAP Financial Measures
Net Operating Earnings
Net operating earnings exclude the effect of realized investment gains and losses and unrealized gains and losses on equity securities. Management believes the exclusion of these items provides a more useful comparison of the Company's underlying business performance from period to period. Net operating earnings and percentages or calculations using net operating earnings (e.g., diluted operating earnings per share and annualized operating return on equity) are non-GAAP financial measures. Net operating earnings should not be viewed as a substitute for net income calculated in accordance with GAAP, and other companies may define net operating earnings differently.

For the three months ended March 31, 2019 and 2018, net income and diluted earnings per share reconcile to net operating earnings and diluted operating earnings per share as follows:

	Three Months Ended March 31,
	2019	2018
	($ in thousands, except per share data)
Net operating earnings:
Net income	$18,720	$7,287
Net unrealized (gains) losses on equity securities, after taxes	(4,657)	1,010
Net realized gains on investments, after taxes	(221)	(88)
Net operating earnings	$13,842	$8,209

Diluted operating earnings per share:
Diluted earnings per share	$0.86	$0.34
Net unrealized (gains) losses on equity securities, after taxes, per share	(0.21)	0.04
Net realized gains on investments, after taxes, per share	(0.01)	—
Diluted operating earnings per share	$0.64	$0.38

Operating return on equity:
Average equity(1)	$276,438	$239,020
Annualized return on equity(2)	27.1%	12.2%
Annualized operating return on equity(3)	20.0%	13.7%

(1)	Computed by adding the total equity as of the date indicated to the prior quarter-end or year-end total, as applicable, and dividing by two.

(2)	Annualized return on equity is net income expressed on an annualized basis as a percentage of average stockholders’ equity during the period.

(3)	Annualized operating return on equity is net operating earnings expressed on an annualized basis as a percentage of average stockholders’ equity during the period.
Underwriting Income
Underwriting income is defined as pre-tax income excluding net investment income, realized gains and losses on investments, unrealized gains and losses on equity securities, and other income and expenses. The Company uses underwriting income as an internal performance measure in the management of its operations because the Company believes it gives management and users of the Company's financial information useful insight into the Company's results of operations and underlying business performance. Underwriting income should not be viewed as a substitute for net income calculated in accordance with GAAP, and other companies may define underwriting income differently.

For the three months ended March 31, 2019 and 2018, net income reconciles to underwriting income as follows:

	Three Months Ended March 31,
	2019	2018
	(in thousands)
Net income	$18,720	$7,287
Income tax expense	4,081	1,528
Income before income taxes	22,801	8,815
Other expenses	36	14
Net investment income	(4,515)	(3,229)
Net unrealized (gains) losses on equity securities	(5,895)	1,279
Net realized investment gains	(280)	(112)
Other income	(4)	(3)
Underwriting income	$12,143	$6,764

Conference Call
Kinsale Capital Group will hold a conference call to discuss this press release on Friday, May 3, 2019, at 9:00 a.m. (Eastern Time). Members of the public may access the conference call by dialing (844) 239-5282, conference ID# 6448849, or via the Internet by going to www.kinsalecapitalgroup.com and clicking on the "Investor Relations" link. A replay of the call will be available on the website until the close of business on July 2, 2019.
Forward-Looking Statements
This press release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. In some cases, such forward-looking statements may be identified by terms such as "believe," "expect," "seek," "may," "will," "intend," "project," "plan," "estimate" or similar words. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Although it is not possible to identify all of these risks and factors, they include, among others, the following: inadequate loss reserves to cover the Company's actual losses; adverse economic factors; inherent uncertainty of models resulting in actual losses that are materially different than the Company's estimates; a decline in the Company's financial strength rating; loss of one or more key executives; loss of a group of brokers that generate significant portions of the Company's business; failure of any of the loss limitations or exclusions the Company employs, or change in other claims or coverage issues; adverse performance of the Company's investment portfolio; adverse market conditions that affect its excess and surplus lines insurance operations; and other risks described in the Company's filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date of this release and the Company does not undertake any obligation to update or revise any forward-looking information to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise.
About Kinsale Capital Group, Inc.
Kinsale Capital Group, Inc. is a specialty insurance group headquartered in Richmond, Virginia, focusing on the excess and surplus lines market.
Contact
Kinsale Capital Group, Inc.
Bryan Petrucelli
Senior Vice President, Chief Financial Officer and Treasurer
804-289-1272
ir@kinsalecapitalgroup.com

KINSALE CAPITAL GROUP, INC. AND SUBSIDIARIES
Unaudited Consolidated Statements of Income and Comprehensive Income

	Three Months Ended March 31,
	2019	2018
Revenues	(in thousands, except per share data)
Gross written premiums	$84,626	$63,847
Ceded written premiums	(11,559)	(8,756)
Net written premiums	73,067	55,091
Change in unearned premiums	(11,576)	(7,030)
Net earned premiums	61,491	48,061

Net investment income	4,515	3,229
Net unrealized gains (losses) on equity securities	5,895	(1,279)
Net realized investment gains	280	112
Other income	4	3
Total revenues	72,185	50,126

Expenses
Losses and loss adjustment expenses	33,732	28,899
Underwriting, acquisition and insurance expenses	15,616	12,398
Other expenses	36	14
Total expenses	49,384	41,311
Income before income taxes	22,801	8,815
Total income tax expense	4,081	1,528
Net income	18,720	7,287

Other comprehensive income
Change in unrealized gains (losses) on available-for-sale investments, net of taxes	6,780	(4,856)
Total comprehensive income	$25,500	$2,431

Earnings per share:
Earnings per share - basic	$0.88	$0.35
Earnings per share - diluted	$0.86	$0.34

Weighted-average shares outstanding:
Weighted-average shares outstanding - basic	21,169	21,045
Weighted-average shares outstanding - diluted	21,763	21,628

KINSALE CAPITAL GROUP, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Balance Sheets

	March 31, 2019	December 31, 2018
Assets	(in thousands)
Investments:
Fixed-maturity securities at fair value	$540,778	$510,251
Equity securities at fair value	64,481	57,711
Total investments	605,259	567,962

Cash and cash equivalents	102,874	75,089
Investment income due and accrued	3,587	3,783
Premiums receivable, net	30,941	24,253
Reinsurance recoverable	59,334	56,788
Ceded unearned premiums	16,987	16,072
Deferred policy acquisition costs, net of ceding commissions	16,314	14,801
Intangible assets	3,538	3,538
Deferred income tax asset, net	6,928	7,176
Other assets	7,111	3,601
Total assets	$852,873	$773,063

Liabilities & Stockholders' Equity
Liabilities:
Reserves for unpaid losses and loss adjustment expenses	$385,125	$369,152
Unearned premiums	140,741	128,250
Payable to reinsurers	5,532	4,565
Accounts payable and accrued expenses	4,840	7,090
Other liabilities	27,746	20
Total liabilities	563,984	509,077

Stockholders' equity	288,889	263,986
Total liabilities and stockholders' equity	$852,873	$773,063